Therapeutic Solutions International, Inc.
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4093 Oceanside Blvd. Suite B
Oceanside, CA, 92056

January 11, 2023

SENT VIA U.S. CERTIFIED MAIL & ELECTRONIC TRANSMISSION

University of Miami
Office of Technology Transfer
1951 NW 7th Avenue, Suite 300
Miami, Florida 33136
Attn: Norma Sue Kenyon, Ph.D.
NKenyon@med.miami.edu;
Attn: Bin Yan, PhD, JD, Director
byan@miami.edu

Javier Peral II
Assistant General Counsel
University of Miami | Office of the Vice President and General Counsel
1320 S. Dixie Highway, Suite 1250
Coral Gables, Florida 33146
jperal@miami.edu

Dear Dr. Kenyon and Mr. Peral:

Thank you for the Zoom call this morning. You will recall we did attempt to have a call a few weeks ago, but no one was available at the University until January 11th. As we stated, after internal audit and discovery of disturbing information, we concluded we must seek validation that the cell doses that are to be used as referenced in the cleared phase 3 IND, and are the subject of our agreement, are the claimed cells of the '176 patent (US Patent 9,803,176 B2). We request the associated description of the cell numbers received and characterization documentation, along with temperature logs, chain of custody logs, and regulatory paperwork including the cGMP paperwork received from Jadi Cell LLC for the "free aliquots" that were delivered. In addition, if the cells were delivered by a third-party courier service certified for GMP biologics transport, we would also request those documents as well. As mentioned in our Zoom call, please find below the relevant facts for your review.

RELEVANT FACTS

Underlying Agreement with Jadi Cell LLC and Licensed Patent.

On or about Nov/Dec 2020, Jadi Cell LLC ("JADI"), through their sole member, Dr. Amit Patel ("Patel"), approached TSOI through their director, Dr. Thomas Ichim ("Ichim"), about licensing JADI's JadiCell mesenchymal stem cell ("Jadi Cell") in the area of COVID-19 lung damage (US Patent 9,803,176 B2 (the "Patent"), and the drug master file (the Drug Master File), and master cell bank one (the "Master Cell Bank One") for all lung indications, including complications from COVID-19. This is a similar licensing arrangement that is for use of the same stem cell exclusively for CTE/TBI.

On February 9, 2021, Jadi Cell LLC accepted a $15,000,000 convertible promissory note ("CPN") (see attached Exhibit # 99.13) for exclusive world-wide patent rights to US Patent 9,803,176 B2 (the "Patent"), and the drug master file (the Drug Master File), and master cell bank one (the "Master Cell Bank One") for all lung indications, including complications from COVID-19.

During negotiations, Patel stated to Timothy Dixon ("Dixon"), CEO of TSOI, that part of what was being licensed included the Phase 2 Investigational New Drug Application (the "IND" and/or "IND# 19757") that had been applied for as a Phase 3 study by University Miami ("UM").

Interesting to note, under the CTE/TBI licensing arrangement, Dr. Patel and Jadi Cell LLC had 115 million shares of TSOI. News like being involved in a Phase 1/2 and then Phase 3 study could realistically help improve the price per share of stock held in TSOI (in fact, it did …).

As of today, neither Jadi Cell LLC nor UM has produced any agreement between the parties other than the MTA of 2018 which Mr. Black, legal counsel for Jadi Cell LLC said did not cover any clinical trials.

In fact, after going through the document dump provided by UM in detail, there appear to be no agreements covering anything related to obtaining "free aliquots" from Amit Patel cum Jadi Cell LLC, the Phase 1/2, the six eIND's you applied for prior to our acquisition in Feb 2021; nor for the two you did after our ownership without our permission or consent; nor the two papers published, the assay work itself, the filing of phase 3 IND, or the letter of authorization on August 12, 2021, sent to the FDA to authorize Arugula Sciences LLC to reference and rely on IND 19757 in support of Arugula Sciences LLC IND applications for Muscular Dystrophies, Eosinophilic Disorders, and Sarcoidosis.

You should be aware, but in the odd chance you are not, on September 29, 2021, just 14 days after we completed our final licensing agreement with JadiCell, LLC, an Inter Partes Review (IPR) was filed at the US Patent and Trademark Office before the Patent Trial and Appeal Board by Restem LLC ("Restem"). Both Dr. Patel (see Exhibit #99.1) and Ricordi (see Exhibit #99.12) have given sworn testimony.

On August 26, 2022, Dr. Ricordi gave sworn testimony under oath in the UNITED STATES PATENT AND TRADEMARK OFFICE BEFORE THE PATENT TRIAL AND APPEAL BOARD; RESTEM, LLC., vs. JADI CELL, LLC in Case # IPR2021-01535.

Depositions of Drs. Ricordi and Patel Relevant to Underlying Patent.

In that deposition some interesting responses were made by Dr. Ricordi, including:

> Q. Dr. Ricordi Have you performed any other service for Jadi Cell?
>
> A. No, no other service, except that -- except in the cell aliquots from the Master Cell Bank that we used for the trial.
>
> Q. Okay. So you're referring to the use of Jadi cells in a clinical trial?
>
> A. Yeah, there were kind enough to provide it at no charge this aliquots when it was the COVID pandemic emergency.

Note, this statement appears to predate our acquisition of JadiCell patent rights as described under our license with Jadi Cell LLC, but the aliquots mentioned are the subject of our agreement with you. However, you are charging us (which TSOI agreed to pay as a means of expediting the IND transfer and allowing UM to reap some benefit for supporting the research) for clinical grade cells that you yourself got for free but have not actually produced any contracts, agreements, certificates of analysis, temperature logs, etc. in receipt of them.

We have asserted before and reiterate here, the cells are likely already rightfully belonging to TSOI (other than your processing services) if in fact they are the "claimed" cell of the 176' patent. Without proper

cGMP paperwork and logbook entries, the alleged “free aliquots” coming from Master Cell Bank One and being received at UM by Dr. Ricordi are in question as to their authenticity. How do we even know the cells you are to provide us are in fact the clinical grade cells which exist only in Master Cell Bank One? The short answer is we don’t and without proper documentation those “doses” might be considered adulterated and/or misbranded drugs.

The following testimony gives us great concern as to the genuineness of the cells you possess.

> Q. Okay. So my understanding is that the ISTC protocol that you just described, that has other markers other than CD90, CD105, CD34 and CD45. So why did you only test for these four?
>
> A. Because it was easier.

The language below comes directly out of the 176’ patent.

> “Such an isolated cell **expresses at least three cell markers** selected from CD29, CD73, CD90, CD166, SSEA4, CD9, CD44, CD146, or CD105, and **does not express at least three cell markers** selected from CD45, CD34, CD14, CD79, CD106, CD86, CDS0, CD19, CDll 7, Stro-1, or HLA-DR.
>
> In another aspect, the isolated cell expresses CD29, CD73, CD90, CD166, SSEA4, CD9, CD44, CD146, and CD105. In yet another aspect, the isolated cell does not express CD45, CD34, CD14, CD79, CD106, CD86, CDS0, CD19, CD117, Stro-1, and HLA-DR. In some aspects, the isolated cell can be positive for SOX2, OCT4, or both SOX2 and OCT4. In a further aspect, the isolated cell can produce exosomes expressing CD63, CD9 or both. It is understood that the present scope includes cultures of isolated cells.”

Based upon Dr. Ricordi’ direct testimony under oath he did not test to see if in fact the free aliquots he claims to have received came from Mast Cell Bank One. Let’s explore further his testimony:

> Q. Okay. So, in your understanding of the, quote, unquote, "Claimed Cells" from Paragraph 18 of your declaration, does that term encompass isolated umbilical cells as described in the '176 Patent?
>
> A. Yeah, I don't -- I don't know the patent. So I said the "Claimed Cells" refer to the cells that we received that I was told that are covered by the patent. But I don't know these markers or those CD markers, et cetera, that characterize the patent. I read them now. But I can tell you that we do – in our quality control, we repeated some of those markers, like the CD105 and the CD90 and the absence of CD35 or CD34. But we don't do the very complex patent that's described there.

Here he claims he was told they are the claimed cells, but he is unable to prove they are because he only tested for CD90, CD105, CD34 and CD45 when the patent clearly states its “at least three” of each group. The lawyer for Restem continues his line of questioning based on Dr. Ricordi’s response:

> Q. I'm going to show you one part of the '176 Patent just to ask you some questions. So here I'm looking at -- this is Column 1. I'm going to go to Lines 36 to 41. So here we have those list. And here the '176 Patent reads, "Such an isolated cell expresses, at least, three markers selected from CD29, CD73 just start again from the beginning. "Such an isolated cell expresses, at least, three cell markers selected from CD29, CD73, CD90, CD166, SSEA4, CD9, CD44, CD146 or CD105 and does not express, at least, three cell markers selected from CD45, CD34, CD14, CD79, CD106, CD86, CD80, CD19, CD117, Stro-1 or HLA-DR." You didn't look for all these markers?

A. No. We did not because personally I don't care if this patent is -- was valid or different from other. We wanted just to make sure that the quality of the cells was okay and we did some of the markers for validation that are in the ISCT, International Society for Cell Therapy, understanding of what should characterize mesenchymal themselves. But I don't even know where the subepithelial lining of the umbilical cord -- where they come from and we didn't do -- since we had no intention to use them commercially, I didn't try to understand what are the markers of -- markers to go around the patent to develop. You know, I just -- we just tested the CD105, the CD90, the dispositive marker and we tested CD45 and CD34 as exclusion as negative markers to make sure we were dealing with say population that was over 90 percent expressed in CD90 and CD105 and less than 10 percent expressing CD30 or CD45. So that was within our for the FDA to allow the trial. But I know that I didn't read it either. But I know that as part of FDA approval, Jadi Cell has to submit to FDA a complete, like, manufacturing detail and quality control, whatever testing, in-depth testing has to be done by the company.

Clearly Dr. Ricordi testifies that he not only didn't check to see if in fact the "free aliquots" he claimed to have received from Patel were true to the patent claims, but he also states, "personally I don't care if this patent is -- was valid or different from other." Dr. Ricordi may not care, but we do.

Q. Okay. Then you heard that from someone?

A. No, we had to -- I had to request these to be included in the package when there was a submission of the ANDA that was done by our Regulatory Director Dr. Raj Hirani. And I know I had to -- the FDA require additional information on the cells and that was provided by Jadi Cell.

The existence of the Drug Master File and data it contains in no way verifies that the aliquots in question are in fact the claimed cells of 176' because, based on Dr. Ricordi's testimony, he did nothing upon receiving them to verify. Does UM believe that to be the case? The line of questioning continues:

Q. Okay. It wasn't provided by you, though, correct?
A. No.

Q. Okay. Dr. Ricordi, I just want to show you one of the claims of the '176 Patent just to confirm your understanding. And you said you haven't read the '176 Patent at all. So you don't know whether the cells that were given to you by Jadi Cell actually meet the criteria that are listed in, for example, Claim 1 of the '176 Patent, correct?

A. Correct.

Here again he testifies that he has no verifiable proof that the aliquots are in fact the JadiCell as claimed in 176'.

Q. Okay. Your understanding, though, is based on what you've heard. So you were told that the cells claimed by the '176 Patent are given to you and you use those in your investigational product, but you didn't do any independent testing to confirm that you were actually using the Claimed Cells in the investigational product; is that right?

A. Yes.

How is TSOI to know we are getting the claimed cells, if your esteemed professor and employee can't confirm under penalty of perjury?

Q. Okay. Do you have any financial connection to any company that licenses or otherwise uses the cells claimed in the '176 Patent?

A. No, I don't have an actual connection. I don't know who used the cells. I know that there is a grant here at the University of Miami using like some kind of cytokine-enhanced MSC but nothing from Jadi Cell or Amit Patel.

This seems to be less than truthful when you consider the relationship between Dr. Ricordi, Amit Patel and public co CELZ. The headlines below come from a press release dated May 20, 2021.

Internationally Renowned Clinician Scientist Camillo Ricordi Head of Diabetes Research Institute Joins Creative Medical Technology Holding

Immunologist Surgeon who Invented Islet Transplantation to Assist Company in Advancing ImmCelz® Platform

"I have been following the work of Creative Medical Technology Holdings for many years as they evolved from a series of patents and a business plan to a clinical stage regenerative medicine company which already has proof-of-commercialization for its urology product." Said Dr. Camillo Ricordi.

Back to the deposition:

Q. Okay. And --

A. We are working -- we have like a dozen project on MSC independent. We are generating our own university-based Master Cell Bank now to avoid this kind of problem in the future that we got stuck in a trial and unable to save people life when the company had a legal fight.

What Company is Dr. Ricordi referring to here?

Q. Okay. But you're saying that you don't have any financial connection to any company that uses cells claimed by the '176 Patent?

A. No. As a matter of fact, I was invited by Neil Re-all-tin (phonetic) in Dallas that has a facility with MSC that I thought had intention to work with Jadi Cells for some application. But then he told me that when they found out that there are this legal things or issues unresolved, they prefer to keep their respectful [INAUDIBLE]. So I think they're keeping their own sourced cells. So I'm not aware where Jadi Cell may be using cells for other trials.

This is an important revelation by Dr. Ricordi, which we have begun investigating.

Exactly how many doses does UM possess that are claimed to be the "clinical grade" cells of Master Cell Bank One; and where is all the paperwork surrounding their creation? If it is in the batch of documents you provided, it is buried and has yet not been found as we told you this morning. Please provide immediately. We have contacted Jadi Cell LLC and asked the same question and made the same demand. As it stands, there is no way to authenticate chain of custody of the aliquots received, used and/or preserved for future use.

Continuing with the deposition, Dr. Ricordi goes on to aver the following:

Q. Okay. And have you communicated with anyone at Jadi Cell about the *inter partes review* of the patent in general?

A. No, I didn't. I didn't communicate about this procedure or the deposition. I've been communicating in the past because this trial has been halted and we had all kind of difficulties moving forward to identify standing sources because when everyone -- we had a Phase III trial approval FDA like a year ago or around a year ago and still we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction. I guess they don't want to get involved. So practically we had very good results from the -- spectacular results from the Phase I/IIA trial and then we obtained permission to move for a Phase III trial multisite and we were stuck and unable to save life and just witness the --

Q. Okay.

A. -- COVID-19 to continue to unfold, but we were unable to help patients.

Q. Okay. But to the question... So there hasn't been any communication with anyone at Jadi Cell about this IPR, though?

A. IPR? Sorry, what?

Q. I'm sorry. This inter partes review. I may refer to the "IPR." It's the legal proceeding.

A. No.

Q. "No," you haven't, okay.

A. I did not, no.

Q. Okay. Were you provided any compensation for your declaration, for signing a declaration in this IPR?

A. No, no compensation whatsoever for this or anything else from Jadi Cell, actually. I keep no compensation to avoid even conflict of interest when you run a clinical trial.

Q. Okay. And do you have any financial connection to Jadi Cell such as ownership in the company?

A. No, no financial connection.

Dr. Ricordi testified under oath, "I've been communicating in the past because this trial has been halted and we had all kind of difficulties moving forward to identify standing sources because when everyone -- we had a Phase III trial approval FDA like a year ago or around a year ago and still we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction. I guess they don't want to get involved."

We all know Dr. Ricordi is committing perjury here. He knows full-well that TSOI is in control of the IND and yet your key employee tells the deposing lawyer a complete fabrication, never mentioning TSOI. Just 5 months earlier he transmitted on UM letter head the change in ownership to the FDA. He also knew we had previously wired UM $200,000 for that transfer. Why the obfuscation? Interestingly, Dr. Ricordi keeps referring to "we." Who is we? Please explain.

In this same deposition Dr. Ricordi is asked the following:

> Q. It's right here. And it reads -- this is under the heading that reads, "My Study of the Claimed Cells' Beneficial Effects on Treating Covid Patients."
>
> A. Yes.
>
> Q. The paragraph reads, "The study was a randomized double-blind trial that tested the effect of cells provided by Jadi Cell LLC, which I understand are described in and are covered by the US Patent No. 9,803,176." So are you familiar with the Patent No. 9,803,176?
>
> A. No, I'm not. I never read the patent. But I was just asked to acknowledge that -- the cells we received them from Jadi Cell, they're not covered from that patent.

If the cells didn't come from the 176' patent, then where did they come from? Has it been disclosed to the FDA?

Dr. Ricordi says Jadi Cell LLC gave him free aliquots of cells, but UM has not shown or turned over any documentation as required when the IND was transferred, and your own employee-professor is continually contradicting himself. We do know that after his deposition Dr. Ricordi changed his testimony as to whether or not the aliquots he received came from the 176' patent. He states a "lawyer" told him to say they did but is unable to provide any legitimate paperwork to verify this (nor did the attorney for "friendly" Restem appear to request that documentation; if he did, we need a copy of it STAT). What cells are you trying to sell us? Are they the claimed cells of the 176' patent? This is very troubling.

Dr. Ricordi/UM claims to have been given "free" aliquots of cells. In a letter dated May 25, 2021, from Virginia Ocampo, CBER Regulatory Project Manager for FDA, Dr. Ricordi responded as follows:

Dr. Ocampo asks:

> "1. As part of the justification for the potency assay, you state "The data reported here indicates a consistent response of our UC-MSC batches by increased sTNFR2 secretion upon exposure to inflammatory mediators in vitro". However, based on the provided data, it appears that there is variability in secreted sTNFR2 levels between different batches. Please provide justification for the observed variability and please discuss if you conducted any testing to determine the batch to batch variance."

Dr. Ricordi responds:

> "In our experience with the proposed potency assay in UC-MSC batches from the same Master Cell Bank (5 batches, 3 biological replicates for each batch, and readouts in triplicate), the average basal levels of sTNFR2 secretion ranged from 0.032 to 0.075 (pg/mL)/(ug total cell protein), with values that are in the same order of magnitude (Figure 1). The average Inflammatory Stimulation Index (ISI) of sTNFR2 release ranged between 2.3 and 3.8 (Figure 2).
>
> The response of UC-MSC batches observed in vitro is consistently above the revised acceptance criteria thresholds."

Dr. Ricordi here tells FDA that the IP came from the Master Cell Bank; Which master cell bank? Where is the documentation for the "free" aliquots received together with the associated description of the cell

numbers and characterization documentation as well as temperature logs, and chain of custody and regulatory paperwork?

Instead, Dr. Ricordi says under oath the following:

> Q. Okay. And do you know, specifically, who handled the cells?
>
> A. Yeah, our cGMP cell processing facility is -- the previous director was, I believe, Dr. Elina Linetsky. And the current director is Xiumin Xu and she's an expert in mesenchymal.

Where is the documentation between JadiCell LLC and UM to cover all this alleged work done with our cell at your cGMP facility? Where are the remaining vials?

In that letter to Ms. Ocampo dated May 25, 2021, you were asked the following question and gave the following response:

> "4. The provided potency assay qualification data in Table 1 is generated from 5 batches of UC-MSCs and these 5 batches were manufactured from the same MCB. In addition to this data, if available, please provide potency assay qualification data generated using UC-MSCs manufactured from a different MCB.
>
> Data from other UC-MSC MCB are not available at this time.
> We plan to use only this UC-MSC MCB in this trial, the same MCB utilized in the Phase 1/2a Clinical trial in COVID-19 ARDS. Billions of cells of this MCB are available cryopreserved at this time, and they will be expanded up to the stage of Final product (Batch, Cryopreserved), potentially yielding thousands of doses.
> For consistency purposes we have maintained the same MCB, so that as we progress through the regulatory development we will be able to compare the results."

Here there appears to be another contradiction. Dr. Ricordi claims that Amit Patel gave him "free aliquots" of cells that were then taken to the Diabetes Research Institute and processed. You say you are only using "this UC-MSC MCB in this trial, the same MCB utilized in the Phase 1/2a Clinical trial in COVID-19 ARDS." If you are directly withdrawing from Master Cell Bank One, why did you need aliquots to take to DRI and expand, treat, and vial? Where is the paperwork from DRI and JadiCell for the alleged free aliquots? If you don't have that paperwork, then how do you know you even received actual aliquots from Master Cell Bank One? TSOI feels you don't, and you can't, and this is very troubling to us as doubts of the validity of the IND are presenting at an alarming rate.

You also say, "Billions of cells of this MCB are available cryopreserved at this time, and they will be expanded up to the stage of Final product (Batch, Cryopreserved), potentially yielding thousands of doses." What are you doing with thousands of doses when the phase 3 only required 64x200m?

Have any of these "thousands of doses" been provided to Restem, LLC, Arugula Sciences LLC, Anderson Amniotics LLC, or Aidan Research Consulting LLC? Others? You must disclose this STAT.

We reiterate, Dr. Ricordi claims in his deposition that he has never read the patent. Strange for a researcher, no?

> Q. Okay. So you've never read the '176 Patent at all?
>
> A. No, I didn't.
>
> Q. No. And so you're not familiar with its contents at all?
>
> A. No. I guess it's describing the cell composition. I know that they come from the subepithelial lining of the umbilical cord, but we just receive aliquots from a Master Cell Bank that was already used in a clinical trial, was the most advance cell type that we could get for a rapid intervention in COVID because if we would have to generate our own Master Cell Bank, it would take much longer.
>
> Q. Okay. So, if you're not familiar with the '176 Patent, I want to understand how -- I guess, let me back up. Let me rephrase that. Here you say, "which I understand are described in and covered by the US Patent No. 9,803,176, the 'Claimed Cells.'" So what is your understanding based on?
>
> A. It is that when I received the aliquots from the Master Cell Bank, I asked, are we free to use this clinically? And I [sic] said, yes, for compassion we will give it to you to try to save people dying with COVID-19, but understand that they are covered by a patent and you are not free to move forward with commercial application or anything else. And so that there is no interference of the University of Miami's intellectual property claims or anything.

We reiterate, where is the documentation regarding these "free" aliquots to be used in humans, even under emergency use or right to try? We fear you don't have any and have treated at least 8 humans (that we are aware of) allegedly using JadiCell under eIND. At this point, we need to see that documentation allowing it in the first place. Please provide STAT.

The deposition of Dr. Ricordi continues:

> Q. So okay. So you were told by someone that the cells you were given are covered by 9,803,176?
>
> A. Right.
>
> Q. But you don't know this firsthand; is that correct?
>
> Q. I'll ask again. So you were told by someone that the cells you were given are covered by the '176 Patent, correct?
>
> A. Yeah, correct.
>
> Q. Can you tell me who told you that?
>
> A. Amit Patel.
>
> Q. Amit Patel told you that, okay. So, in Paragraph 18 of your declaration, the term "Claimed Cells" is defined here as the cells covered by the US Patent No. 9,803,176, correct?
>
> A. Yes.

Q. Okay. So could you explain to us your understanding of the definition of "Claimed Cells"?

A. I understand that these are the cells that have been questioned by your petition from your company that there are -- I think there was a petition to invalidate some claims of the patent on this kind of cells that are the ones that we received to use for the COVID trial.

Q. Okay. But they're not based on your understanding of the '176 Patent, correct?

A. No.

Again Dr. Ricordi points out that Jadi Cell LLC (Dr. Patel in reality since it is a single-member LLC), "gave" him aliquots of cells, but the good doctor can't be sure they are the '176 cells other than his reliance on Dr. Patel telling him so? We already saw his testimony on what tests he ran on the cells, and it falls short. That's his testimony then, even though he has since changed it at the request of some "lawyer"? What lawyer asked him to change his testimony? A lawyer from UM? A lawyer from Restem LLC? A lawyer from JadiCell LLC? A lawyer from Arugula Sciences LLC? We need to see the required audit records from JadiCell Master Cell Bank One showing a withdrawal to authenticate. We also need to see the disclosure documents to the apparently trusting doctors who administered the drug to patients under eIND's.

Obviously, there are many layers of issues raising multitudes of questions that Dr. Ricordi, and by extension and application of *respondeat superior*, UM, needs to answer before we can move forward – not just to us or a court, but also the interested federal agencies. You have two of your employees (one former dismissed under cloudy circumstances) passing living drugs back and forth from one employee's private company to another employee (who has an existing relationship with the party filing the IPR and whose director(s) – albeit likely former - were indicted for illegally transporting fetuses) of a renowned research university to use in a clinical trial. Where is the agreement between Jadi Cell LLC and either Camillo Ricordi or UM to even conduct the phase 1/2 to begin with? Where is the documentation?

Mr. Black says on behalf of Jadi Cell LLC that for you to even publish a word about JadiCell you need their permission, and yet there is none. (See Exhibit 99 attached). How much did UM know about Restem LLC and its association with its employee(s)? Or Arugula Sciences LLC, Anderson Amniotics LLC, or Aidan Research Consulting LLC? Why did we need to discover all of the questionable behavior and practices after executing agreements with UM and Jadi Cell LLC that include representations and warranties?

The facts are that you did conduct the phase 1/2A and, at some point, filed for phase 3 with apparently insufficient documentation between Jadi Cell LLC, UM, or Ricordi to conduct a phase 3 with regard to JadiCells. As Mr. Black made abundantly clear in his TSOI rights letter of 12/01/2021, that at no time did UM, or Ricordi ever receive such permission to conduct clinical trials at all, let alone for lung indications, and acknowledged they sold TSOI those rights.

You also published several papers regarding the trial; where are the permissions from Jadi Cell LLC letting you publish? You will recall, when additional published articles appeared on the UM website that came to the notice of TSOI, we immediately contacted you to remove them because they were published without prior approval. Why would we do that? Further, why would Ricordi and UM remove them if there wasn't some understanding that TSOI rights were being tread upon?

From the beginning, TSOI reasonably believed that the IND lead investigator and key employee of UM, Dr. Camillo Ricordi ("Ricordi"), was being fully apprised of the status of TSOI and the License that had been granted in February 2021 for lung indications (as well as 11/29/2018 for CTE/TBI), and the promised IND transfer to TSOI, as well as unfettered access to the Master Cell Bank One because that is exactly what Dr. Patel told us on several occasions – even telling us after our multiple requests to have a meeting with Ricordi that Patel "didn't want to bother him" or Dr. Ricordi didn't need to speak with us for obscure reasons – such as tax implications and that Patel didn't want to "involve him" for relationship reasons (mind you, this is not long after Patel was dismissed from his affiliation with UM). Now we find out that there were likely never any agreements to conduct clinical trials, publish papers, conduct experiments of any kind required in this type of research and clinical trial applications.

Further, we discover that Ricordi - on UM letterhead - is authorizing others to use our data and our cell in other clinical trials; and where is JadiCell LLC in all of that? Are they aware of Arugula Sciences LLC? According to the letter sent to the FDA on Arugula's behalf they are (see the cc line). These inconsistencies, misstatements, lack of documentation, and general insidiousness creates a real specter of fraud, misrepresentations, collusion leading to conspiracy to defraud, willful ignorance and grossly negligent employee management, among other things, as you will see continue to develop below.

On or about August 18, 2021, a long-time requested meeting occurred involving Ricordi, Patel, Dixon, Ichim and others via Zoom conference call wherein Ricordi expressed surprise and "claimed" this was the first time he was hearing about TSOI and their exclusive world-wide patent license agreement (EPLA) with Jadi Cell LLC. Unsurprisingly, Ricordi's reactions to TSOI's presence was unnerving for Dixon and Ichim given how long the EPLA was in existence and the parties' established relationships, let alone the many updates provided by Dr. Patel. Why Dr. Patel and Jadi Cell LLC (keep in mind this is a sole-member limited liability company) kept TSOI's existence - if the performance and statements of Dr. Ricordi are to be believed -- from the IND filer and basis of the CPN-Lung and EPLA is a mystery that continues today and must be answered to understand the level and depth of the communications between Drs. Patel and Ricordi. Any other relevant actors? A few bio company reps or capital finance professionals or attorneys or other interested parties perhaps? It's very troubling that just days before this meeting he gave a LOA to Arugula Sciences LLC and after, allegedly, learning on that call we are the rightful owners failed to mention it; yet just occurred 6 days prior? Interestingly, Dr. Patel failed to mention this troubling fact, either.

After several months of requests (initiated by 3rd parties with strong interest in seeing Phase 3 trials succeed), Jadi Cell LLC finally agreed to articulating the totality of the terms of the License granted in the convertible promissory note of February 9, 2021, and a more detailed License Agreement was entered into on September 15, 2021 fully incorporating the understanding of the PN, the stated intent being to definitively memorialize the Parties understanding under the License granted by the CPN.

Shortly thereafter, and despite Dr. Ricordi's threats and uncooperative behavior, UM administrators took charge of the IND transfer agreement negotiations and the parties slowly advanced toward an eventual MOU, entered into on or about 2/4/2022. On or about 2/9/2022, and without any prior discussion or even hint, Jadi Cell LLC elected to demand $15,000,000 cash, noticed for default, and denied promising to convert to shares of TSOI stock (despite the many times Patel discussed the shares, as well as Jadi Cell LLC's counsel asking about the timing and mechanism of clearing the shares after requesting conversion in the summer of 2021), thus fulfilling Mr. Dixon, TSOI, and its counsel's anticipation of shenanigans based on all of the delays, lack of cooperation, and obfuscations as outlined throughout this missive.

Naturally, UM used this as an opportunity to cease discussions with TSOI saying in an email that UM couldn't doing anything with the IND or cells without Jadi Cell LLC's permission. Again, quite contrary to all prior assertions by Dr. Ricordi and UM.

It is of extreme importance to note that ever since discussions were first begun by Dr. Patel's overture in the winter of 2020, TSOI has proceeded in good faith reliance that Jadi Cell LLC would be converting the shares similar to the prior convertible promissory note (CPN) transaction related to CTE/TBI/Brain. Only shares were ever discussed, including by Jadi Cell LLC's counsel in August of 2021. Based on continued assurances and behavior of Jadi Cell LLC and its counsel, it could not be reasonably foreseen that Jadi Cell LLC would not convert as they had done so in the prior arrangement and continually asserted they intended to do so in lung indication Licensing arrangement, and the fact they would make a demand for $15,000,000.00 in cash less than ONE WEEK after UM executed an MOU with TSOI agreeing to finally transfer the IND and provide a certain number of expanded cGMP clinical grade JadiCells is more than suspicious.

<u>Rights Conferred On UM</u>

It bears reiteration the fact that on December 1, 2021, legal counsel for Jadi Cell LLC sent the following email to UM included as attached exhibit (see attached Exhibit # 99) to clarify rights of TSOI in their relevant negotiations with UM for the IND transfer; it reads:

> "Jadi Cell LLC (Jadi) would like to clarify and confirm the following:
>
> Jadi hereby confirms that TSOI has the exclusive right to utilize the patent to commercialize products and services in the treatment of lung disease and to conduct research relating thereto. UofM is not permitted to proceed with phase 3 trials using its existing IND using the Jadi Cell in the absence of TSOI's approval. The MTA originally granted to UofM does not contemplate a specific field of use, but obviously the MTA does not authorize UofM to proceed with the Phase 3 IND, use Jadi's master cell bank or commercialize the cell in the lung disease treatment field outside of TSOI's approval. Pursuant to UofM's MTA with Jadi, UofM is required to provide Jadi with notice prior to publishing any information relating to the Jadi cell and must obtain Jadi's consent to use of the Jadi cell in any clinical use, and we ask that such notifications be provided in the future. Jadi will provide all notices and requests received from UofM (for publication or clinical use of the Jadi cell) relating to the lung disease field of use to TSOI for its consideration.
>
> Jadi's strong preference is that UofM and TSOI reach an agreement regarding the phase 3 trial under UofM's IND, and we expect both parties to be reasonable in their requests."

This clearly indicates that no rights exist for UM with regards to the JadiCell and aliquots of cells from JadiCell Master Cell Bank One, of which TSOI had been asserting all along to have a superior interest over UM and world-wide exclusive interest regarding lung indications, as well as CTE/TBI world-wide exclusive interest and all related brain indications, other than what was conferred by the Material Transfer Agreement of 5/11/2018 – and those limitations are clearly outlined in Mr. Black's opinion of course, as discussed above and throughout this letter, Dr. Ricordi's sworn testimony blurs what those MTA rights were, seemingly to confuse what cells were used in varying research and emergency use applications, and suggests a gross disregard for protocols handling licensed living cells and drugs. Again, we ask, what did patients actually get injected with? The presence of biomarkers CD90 and CD105, and lack of CD34 and CD45 does not confirm the cells given were in fact the claimed cells of the 176' patent. Without proper paperwork related to these allegedly free aliquots one cannot say with any certainty what any of these

patients were injected with. The ramifications of this realization are incredible to even think about and MUST be immediately addressed.

As stated, during all communications and negotiations with Dr. Ricordi and UM the independent rights of UM to using the cells "for any purpose" had been vociferously asserted. Remarkably, once Jadi Cell LLC sent notice of default by TSOI to UM, all negotiations toward an IND transfer and assignment ended with UM stating they could not enter into any agreement with TSOI "without JADI's permission." One could easily infer that more communication was going on between UM and Jadi Cell LLC than has even been disclosed, including under oath by both doctors; too, one could question the sincerity of the insistence that UM had their own independent rights to use of those cells granted by the MTA based on its published clinical research experience.

The bizarre nature of this saga continued as evidenced by the Settlement Agreement of 2/23/2022 by and between TSOI and Jadi Cell LLC, wherein Jadi Cell LLC FINALLY agreed to convert shares per the term of the 2/9/2021 CPN and its license granted. You will need to ask Jadi Cell LLC why they decided to enter in this Settlement Agreement, but In TSOI's counsel's opinion a similar letter as this one was sent days before the agreement was entered into. Mind you there is no threat of suit; a lawsuit is an inevitable outcome of parties who do not reach agreement and rights and obligations that are vehemently and rigidly believed to exist; or for other reasons known only to the individual party(ies).

As you are aware, a month after the Settlement Agreement with Jadi Cell LLC was completed and conveyed to UM, the IP Transfer Agreement (the IND) was executed between UM and TSOI on 3/24/2022 along with $200,000 by wire transfer. This Phase 3 IND has been a sorely contested and controversial asset for some time now. It is with shock that the cells used are now in question thanks to Dr. Ricordi and Dr. Patel's behavior and testimony.

The foregoing is intended to demonstrate to any reviewer, whether they be parties, shareholders, potential investors, interested third-parties or governmental watchdogs the chaotic nature of the interactions and transactions between the relevant parties, as well as the seeming dissonance of actions and statements of Drs. Ricordi and Patel and third parties as yet unknown, but obviously exist. Let's continue. The ongoing *Inter Partes Review* of the underlying patent:

> **<u>Restem LLC v. Jadi Cell, LLC</u>**
> IPR2021-01535 | Patent Trial and Appeal Board
> Filed: Sept. 29, 2021
> Judges: Christopher Paulraj, Devon Zastrow Newman, and Robert Pollock
> Case Type: Inter Partes Review
> Status: Trial Instituted
> Challenged Patent: 13/732,204
> Patent No. 9,803,176 assignments
> Tech Center: 1600
> Art Unit: 1657
> Inventors: Amit Patel

On September 29, 2021 [note the date] Restem LLC filed for an Inter Partes Review of Patent No. 9,803,176 owned by JadiCell LLC, which is the patent at the heart of the claimed cell. Both Dr. Patel and Ricordi were deposed in that matter and what follows is their perjurious testimony under oath and penalty of Title 18, Section 1001of the US Code.

RE: Deposition Testimony of Amit N. Patel

On September 27, 2022, Dr. Amit Patel was deposed in the matter of Restem LLC vs. Jadi Cell LLC as part of discovery in an inter partes review ("IPR") filed by Restem with the USPTO. On Pg. 77 of his transcript, Dr. Patel states he was offered $15 million dollars for JadiCells approximately 2 years ago, which would have been the August/September of 2020 timeframe. In that same transcript a section was redacted concerning the party who offered Patel the $15 million that we now know from our own sources is none other than Dr. Neil Riordan, who is Arugula Sciences LLC, a Delaware limited liability company.

Coincidently – at least that's what some might want to assert - in Nov-Dec 2020, Jadi Cell LLC, through their sole-member, Dr. Amit Patel, approached TSOI through their director, Dr. Thomas Ichim, a long-time acquaintance of Dr. Patel, about licensing Jadi Cell LLC's mesenchymal stem cell ("JadiCell") in (US Patent 9,803,176 B2 (the "Patent"), and the drug master file (the Drug Master File), and master cell bank one (the "Master Cell Bank One") for all lung indications, including complications from COVID-19 for $15M worth of TSOI common stock. This resulted in a convertible promissory note with the world-wide exclusive license grant in its terms on or about February 9, 2021. At least we now know based on Dr. Patel's testimony where the amount of $15M in his offer a few months later in 2020 to Dr. Ichim and TSOI had its genesis. As a reminder, this convertible promissory note and patent license grant is almost identical to an existing world-wide exclusive licensing arrangement between Jadi Cell LLC and TSOI that is for use of the same stem cell for CTE/TBI entered into 6/1/2019 and which Dr. Patel and Jadi Cell LLC have already converted, cleared and sold their 95+ Million shares (not including Dr. Patel's shares for consulting services as Scientific Advisor).

It is worth noting now that at the time Dr. Patel approached Dr. Ichim about offering the lung indication license to TSOI, Dr. Ichim expressed his surprise that Dr. Patel was not offering the deal to a larger capitalized company in pharma; Dr. Patel's response, as recalled by Dr. Ichim was that he touted his great admiration for TSOI and confidence in their abilities. TSOI later learned that this impromptu meeting took place about 5 months after the article citing Dr. Patel's misdeeds regarding fraudulent scientific papers was published in June and July of 2020. Coincidence? Is it possible that that referenced incident was a contributing factor in UM distancing itself from its former employee? (A copy of the article is attached for your convenience as Exhibit 99.3).

Many expectations were created by Dr. Patel on that day and in subsequent discussions and TSOI and its directors, Tim Dixon, and Dr. Ichim, who reasonably relied on all of the representations by Dr. Patel because they had a prior relationship and transactions with JadiCell LLC, including the fact that Dr. Patel once acted in a scientific advisor role for TSOI and is co-inventor on some TSOI patents.

On pages 78 and 79 of the transcripts, Dr. Patel' sworn testimony states that the offer that preceded TSOI's was "left up in the air due to the IPR. That's what was stated by the lawyers."

What does that even mean? First off, this is not physically possible as the IPR was not filed by Restem until September 29, 2021, which was two weeks to the day after JadiCell LLC entered into the lung EPLA clarifying agreement of the 2/9/2021 convertible promissory note and license grant – and at least a year after the alleged $15M offer by an unknown entity by way of redaction in Patel's deposition but whom we now believe to be Neil Riordan.

By February 9, 2021, Jadi Cell LLC accepted a $15,000,000 convertible promissory note ("CPN"), which, among other terms, granted exclusive world-wide patent rights to US Patent 9,803,176 B2 (the "176 Patent"), and the drug master file (the Drug Master File), and master cell bank one (the "Master Cell Bank One") for all lung indications, including complications from COVID-19 (see attached Exhibit # 99.13).

To reiterate, on page 8 of the Declaration given by Dr. Patel he states, "For example, even before it issued, one company that learned of the patent application [that matured into the '176 Patent] and the associated technology, offered to purchase Jadi Cell, LLC ("Jadi Cell") for 15 million dollars." At that time, the only patent or patent application Jadi Cell owned was the aforementioned application that matured into the '176 Patent." (see Exhibit Link # 99.14) It would appear the so-called Fifteen Million Dollar offer was closer to 5 years ago since the patent did not issue until 10-31-2017. The declarant seems to be getting lost in the labyrinth of his tale.

Later in his deposition Dr. Patel is asked (on page 80 of his transcript) how much TSOI paid JadiCells [for its exclusive license for lung indications], and Dr. Patel responded, "hundreds of thousands." This too is incorrect and a gross understatement as the CPN, exclusive patent licensing agreement ("EPLA"), and later, the Settlement Agreement, clearly states Jadi Cell LLC received $15,000,000 worth of TSOI stock at a fixed price of $0.1004. This is of extreme importance and relevant to the entire plot as Jadi Cell LLC and Dr. Patel were in the process of clearing their stock and depositing with a broker at the time his deposition was being taken.

Returning to Deposition Testimony of Camillo Ricordi:

As aforementioned, on August 26, 2022, your key employee, Dr. Camillo Ricordi, was also deposed under oath. Beginning on page 13 of his transcript, he is asked if he has had any communication with Jadi Cell LLC (i.e., Dr. Patel as the LLC is a single-member LLC) about his deposition and under oath states the following:

> "No, I didn't. I didn't communicate about this procedure or the deposition. I've been communicating in the past because this trial has been halted and we had all kind of difficulties moving forward to identify standing sources because when everyone — we had a Phase III trial approval FDA like a year ago or around a year ago and still we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction. I guess they don't want to get involved. So practically we had very good results from the — spectacular results from the Phase I/IIA trial and then we obtained permission to move for a Phase III trial multisite and we were stuck and unable to save life and just witness the — COVID-19 to continue to unfold, but we were unable to help patients."

Let's examine the veracity of this testimony. On March 24, 2022, Office of Technology Transfer, University of Miami ("UM"), and Therapeutic Solutions International, Inc. ("TSOI"), entered into an Asset Transfer and License Agreement. The material information relevant to public disclosure is the following provision, "Within ten (10) days of the Effective Date, 1) TSOI shall make an initial payment of two hundred thousand dollars ($200,000) to UM; 2) Within six (6) months of the Effective Date, TSOI shall make a second payment of one million eight hundred thousand dollars ($1,800,000) (at the completion of the primary endpoint of the phase 2b/3 clinical trial specified in the IND or (ii) one (1) year from the Effective Date), and 3) TSOI shall make a final payment of two million dollars ($2,000,000). In turn, upon FDA approval of TSOI as Sponsor, TSOI will replace UM as Sponsor, receive all trial doses, and intends to appoint James Veltmeyer, MD, Chief Medical Officer as Principal Investigator." (see Exhibit # 99.15).

On March 28, 2022, Dr. Ricordi sent a letter to the FDA (see attached Exhibit # 99.16) stating that the IND has been transferred to TSOI and that TSOI is the new owner of IND 19757. On March 28, 2022, Dr. Thomas Ichim also sent a letter to the FDA notifying them of the IND transfer as well (see attached Exhibit # 99.17). On April 1, 2022, TSOI received notice from FDA that the IND had officially been transferred (see attached Exhibit # 99.18).

Knowing all the above, Dr. Ricordi states that right up to August 2022, "we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction." Who is "we"? TSOI had control or the right to control the IND for much of the relative time period; TSOI has consistently argued that, while Ricordi and UM were the listed principal investigators, pursuant to the EPLA and supported by Jadi Cell LLC's stated understanding of rights conferred upon UM via the MTA, TSOI has had the equitable ownership of the IND since 2/9/2021 and the factual ownership since 3/28/2022. It had been the intent of Jadi Cell LLC to transfer the IND to TSOI to complete the trial and commercialize the resulting living drug from the beginning and that was articulated to UM and Dr. Ricordi on several occasions. It cannot be argued that this IPR has ever interfered with the IND moving forward. In fact, Jadi Cell LLC, UM, Dr. Ricordi, and unnamed third parties engaged in stock manipulation have been more responsible for the delays in moving forward with the Phase III.

Again, not coincidentally, Jadi Cell LLC did not notify timely, as was their obligation under the EPLA, TSOI of the IPR filed 9/29/2021. Through a leak on social media and at least 2 months after it had been filed, we learned of the IPR on our own, and a short time later received an email from Jadi Cell LLC counsel. Jadi Cell LLC has not communicated any progress report of the litigation despite offers of TSOI involvement as Dr. Ichim is preeminent in this field. Nor did they inform us of the prior (current) relationship between Dr. Ricordi and Restem. TSOI had to learn of it through its own research. TSOI keeps learning more and more disturbing information that should have been disclosed by UM and Jadi Cell LLC. Needless to say, the validity of the completed Phase 1/2A and cleared Phase III IND using the claimed cells of the 176' patent is severely in question.

On page 15 of Dr. Ricordi's transcript he is asked about affiliations, advisory boards, institutions etc., that he is involved in and he provides a list of people and entities, but fails to disclose his own relationship with Restem which includes using Restem's mesenchymal stem cell in at least 3 patients (see Exhibit # 99.19), as well as an article published on Restem's website (see Exhibit # 99.2), and scientific papers (see Exhibit # 99.21) he has co-authored with scientists from Restem. Oddly, the lawyer representing Restem doesn't seem to know that his client has a long-standing working relationship with Dr. Ricordi and UM. What is the likelihood of that, we wonder? Even more odd is the fact that it has since not been corrected in the records, even though Dr. Ricordi amended his deposition at the bequest of some unknown attorney to say the "aliquots" in question came from the 176' patent. We need and demand proof of that STAT.

Speaking of using cells to treat patients, whatever happened to the patients that were treated with JadiCells from Master Cell Bank One between 2/9/2021 until now? Where is TSOI's written permission to use those cells for treatment? Where is the disclosure documentation and custodial documentation for those cells?

For example, on June 28, 2021, Dr. Ricordi sent the letter found below to FDA on behalf of Andrew Pastewski, MD, authorizing him to use our cells without our permission or knowledge. TSOI owned all rights to JadiCell at this time. We now know that the patient referenced below passed away after receiving both doses.

[*Balance of page intentionally left blank*]

UNIVERSITY OF MIAMI
MILLER SCHOOL of MEDICINE

DIABETES RESEARCH INSTITUTE
UNIVERSITY OF MIAMI

Camillo Ricordi, MD, FNAI
Stacy Joy Goodman Professor of Surgery
Distinguished Professor of Medicine
Professor of Biomedical Engineering, Microbiology & Immunology
Director, Diabetes Research Institute Cell Transplant Center
University of Miami 1450 NW 10th Avenue
Miami, FL 33136
Phone: 305 243-6913
Fax: 305 243-4404
Cell: 305 582-7151
E-mail: cricordi@med.miami.edu

June 28, 2021

Food and Drug Administration
Center for Biologics Evaluation and Research
Document Control Center
10903 New Hampshire Avenue
Bldg. 71, Rm. G112
Silver Spring, MD 20993-0002

Re: Letter of Authorization to Cross Reference to IND 19757
Individual Patient MC Emergency IND by Andrew Pastewski, M.D.

Dear Center Director and Reviewers:

This letter of authorization (LOA) authorizes **Andrew Pastewski, MD** to reference and rely on our IND 19757 (IND Holder: Camillo Ricordi, MD, FNAI) in connection with **Andrew Pastewski, MD's** individual patient expanded access IND for patient **MC** with COVID-19 related acute respiratory distress syndrome. Patient has severe ARDS from COVID-19 despite treatment with best supportive care treatment.

FDA is authorized to refer to Camillo Ricordi, MD, FNAI's IND 19757 for the purpose of FDA's review of the IND submitted by **Andrew Pastewski, MD** and described above.

As indicated by my signature below, I am authorized to provide this LOA on my behalf, and my full name, title, address, email address, telephone number, and facsimile number are set out above for verification.

If you have any questions about the material included in this LOA or IND 19757, please do not hesitate to contact me at cricordi@med.miami.edu /305-582-7151. Alternatively, you may contact my designee Khemraj Hirani, MPharm, Ph.D., RAC at khirani@med.miami.edu /813-454-7872.

Thank you in advance for your consideration of this submission.

Sincerely,

Camillo Ricordi, MD, FNAI

Patient Summary

MC was a 40 y/o male admitted on 6/17/21 with an acute case of Covid-19/ARDS. Upon admission he required 100% oxygen with BiPAP at night. PMH significant for morbid obesity and type 2 diabetes. The patient was quite aggressive with self-proning for over 16 hours a day. Patient received full course of Remdesivir, Decadron, and 2 doses of Tocilizumab. Patient had not received the Covid-19 vaccine. Despite full therapy, the patient's oxygenation continued to worsen. Patient expressed interest in trying any alternative options of therapy. Unfortunately due to patient's body habitus he was not deemed a candidate for ECMO nor lung transplant. I discussed the possibility of being included in the stem cell study we had done in collaboration with University Of Miami. Patient expressed significant desire to be included in the study and receive stem cells so requested compassionate use approval. Paperwork was initiated to begin stem cells but unfortunately the patient was intubated and started on multiple vasopressors with multi-organ failure before the 1st dose was able to be given. I discussed the patient's wishes with the patient's wife and she decided she wanted to honor his wishes and she gave full consent for the stem cells. Patient did received both doses of stem cells. There were no acute reactions to the stem cells however the patient's condition was so far gone that there was no improvement **and the patient expired on 7/4/21 from worsening of his multi-organ failure that was unrelated to the stem cell infusion.**

On behalf of the eIND holder and treating team, thank you all again for helping us try to find a way to save this young man. Apparently, his cousin was a covid-denying anti-vaccer.

DEPARTMENT OF HEALTH AND HUMAN SERVICES
Food and Drug Administration

Individual Patient Expanded Access Investigational New Drug Application (IND)

(Title 21, Code of Federal Regulations (CFR) Part 312)

Form Approved: OMB No. 0910-0814
Expiration Date: May 31, 2022
See PRA Statement on last page.

1. Patient's Initials
MC

2. Date of Submission *(mm/dd/yyyy)*
06/29/2021

3.a. Initial Submission
[x] Select this box if this form is an initial submission for an individual patient expanded access IND, and complete only fields 4 through 8, and fields 10 and 11.

3.b. Follow-Up Submission
[ ] Select this box if this form accompanies a follow-up submission to an existing individual patient expanded access IND, and complete the items to the right in this section, and fields 8 through 11.

Investigational Drug Name
Umbilical Cord Mesenchymal Stem Cells

Physician's IND Number
[redacted]

4. Clinical Information

Indication
COVID-19 ARDS

Brief Clinical History *(Patient's age, gender, weight, allergies, diagnosis, prior therapy, response to prior therapy, reason for request, including an explanation of why the patient lacks other therapeutic options)*

PLEASE FILL IN BRIEF PATIENT CLINICAL HISTORY
40 y/o Male admitted 6/17 c Cough, SOB Hx HTN, Morbid Obesity Wt 151 Kg, NKDA
Completed 5 day course Remdesivir, Tocilizumab x 2, Decadron x 10 days
Lovenox BID for possible Pulmonary Embolism, Too big for CT chest
Pt denied ECMO or Transplant eval due to weight
Pt Remains BIPAP Dependent 22/12 on 100% for 2 weeks &
despite aggressive self-proning, oxygenation worsens

5. Treatment Information

Investigational Drug Name
Umbilical Cord Mesenchymal Stem Cells (UC-MSC)

Name of the entity that will supply the drug *(generally the manufacturer)*
Diabetes Research Institute, University of Miami

FDA Review Division *(if known)*
CBER

Treatment Plan *(Including the dose, route and schedule of administration, planned duration, and monitoring procedures. Also include modifications to the treatment plan in the event of toxicity.)*
See attached Treatment Plan

And then again on October 1, 2021, Dr. Ricordi again authorizes another physician to use our cells without our permission of awareness. At this point there is no chance for the argument that Dr. Ricordi was unaware of TSOI. During this time, we were in the middle of negotiations for the IND transfer. Where is the disclosure of these actions? You put TSOI at risk when you conducted these emergency uses yet failed to notify or disclose. Why?

UNIVERSITY OF MIAMI
MILLER SCHOOL
of MEDICINE

DIABETES RESEARCH INSTITUTE
UNIVERSITY OF MIAMI

Camillo Ricordi, MD, FNAI
Stacy Joy Goodman Professor of Surgery
Distinguished Professor of Medicine
Professor of Biomedical Engineering, Microbiology & Immunology
Director, Diabetes Research Institute Cell Transplant Center
University of Miami 1450 NW 10th Avenue
Miami, FL 33136
Phone: 305 243-6913
Fax: 305 243-4404
Cell: 305 582-7151
E-mail: cricordi@miami.edu

10/1/2021

Food and Drug Administration
Center for Biologics Evaluation and Research
Document Control Center
10903 New Hampshire Avenue
Bldg. 71, Rm. G112
Silver Spring, MD 20993-0002
Email: industry.biologics@fda.hhs.gov
Tel: 240-402-8020 or 800-835-4709

Re: Letter of Authorization to Cross Reference to IND 19757
Emergency Use of Umbilical Cord Derived Meschencymal Stem Cells (UC-MSCs)
Patient: JLT, Physician: Matthew Schechter, MD

Dear Center Director and Reviewers:

This letter of authorization (LOA) authorizes Matthew Schechter, MD to reference and rely on our IND 19757 (IND Holder: Camillo Ricordi, MD, FNAI) in connection with Matthew Schechter, MD individual patient expanded access IND for patient JLT with COVID-19 related acute respiratory distress syndrome. FDA is authorized to refer to Camillo Ricordi, MD, FNAI's IND 19757 for the purpose of FDA's review of the IND submitted by Matthew Schechter, MD and described above.

As indicated by my signature below, I am authorized to provide this LOA on my behalf, and my full name, title, address, email address, telephone number, and facsimile number are set out above for verification.

If you have any questions about the material included in this LOA or IND 19757, please do not hesitate to contact me at cricordi@miami.edu or 305 582-7151. Alternatively, you may contact my designee Khemraj Hirani, MPharm, Ph.D., RAC at khirani@miami.edu or 813-454-7872.

Thank you in advance for your consideration of this submission.

Sincerely,

Camillo Ricordi, MD, FNAI

From:	Sista, Ramani V
To:	Hirani, Khemraj
Cc:	Schechter, Matthew Adam; Lanzoni, Giacomo; Ricordi, Camillo, M.D.; Tull, Lori
Subject:	Emergency IND [IND 27953] Acknowledgement and May Proceed Notification
Date:	Friday, October 1, 2021 5:45:13 PM
Attachments:	image016.png

Dear Dr. Schechter,

The Center for Biologics Evaluation and Research has received your request dated October 1, 2021 to treat Patient JLT under an Investigational New Drug Application (IND) for emergency use under expanded access provisions. We have completed our review, and have determined that you may proceed to treat the patient under IND 27953. Please reference this number for future submissions to your IND application.

Details of your IND Application are as follows:

IND #: IND 27953

Sponsor: Dr. Matthew Schechter

Biologic Product Name: Umbilical Chord derived Mesenchymal Stem Cells

Indication/Use: COVID-19 ARDS

Patient: JLT, 65 y/o male

Date of Email Request: 10/1/2021

Date Granting Emergency Administration: 10/1/2021

Your 10/1/2021 request contains the required documentation for an IND application in accordance with 21 CFR Part 312 along with the information required on Form FDA 3926 (or alternatively Forms FDA 1571 and 1572). Please do not submit duplicate copies of the required documentation.

Your IND is restricted to use in the patient identified in the Email communication noted above. We remind you that 21 CFR 56.104(c) of the new drug regulations states that emergency use "of a test article" must be reported to the Institutional Review Board (IRB) within five working days of initiation of treatment. Any subsequent use of the test article is subject to IRB review. Non-emergency use may not be initiated unless the investigation has been reviewed and approved by, and remains subject to continuing review by, an IRB meeting the requirements of 21 CFR Part 56. In addition, written informed patient consent must be obtained (21 CFR 50.20).

You are responsible for compliance with the FDCA (21 U.S.C. §§ 301 et. seq.), and the implementing regulations listed below. Those responsibilities include:

1. Reporting to this office any unexpected fatal or immediately life-threatening experience associated with use of this product as soon as possible, but no later than seven (7) calendar days after initial receipt of the information (21 CFR 312.32(c)(2)).

   If your IND is in eCTD format, submit 7-day reports electronically in eCTD format via the FDA Electronic Submissions Gateway (ESG). To obtain an ESG account, see information at the end of this letter.

   If your IND is not in eCTD format, you should submit 7-day reports by a rapid means of communication, preferably by facsimile or email. You should address each submission to the Regulatory Project Manager. If you intend to submit 7-day reports by email, you should obtain a

We have just discovered in the last week (December 2022) that on August 12, 2021, just one week after FDA cleared the phase 3 IND, Dr. Ricordi sent an LOA to FDA for the purpose of authorizing Arugula Sciences LLC to reference and rely on IND 19757 in support of Arugula Sciences LLC IND applications for Muscular Dystrophies, Eosinophilic Disorders, and Sarcoidosis. Six days later we would have a telephonic conversation on zoom with Ricordi, Patel, Dr. Ichim, Mr. Dixon, and several others from UM tech transfer dept. and none of you thought this should be disclosed to us?

DIABETES RESEARCH INSTITUTE
UNIVERSITY OF MIAMI

DIABETES
RESEARCH
INSTITUTE

1450 NW 10 AVENUE
MIAMI. FL 33136
PHONE: 305 / 243-6913
FAX: 305 / 243-4404

MAILING ADDRESS
PO BOX 016960 (R-134)
MIAMI, FL. 33101

August 12, 2021

The Director
Office of Tissues and Advanced Therapies
Center for Biologics Evaluation and Research
Food and Drug Administration
Document Control Center,
10903 New Hampshire Avenue
Bldg. 71, Rm. G112
Silver Spring, MD 20993-0002

RE: IND 19757: Umbilical Cord Derived Mesenchymal Stem Cells (UC-MSCs): SEQ0014
General Correspondence: Letter of Authorization to Cross Reference to IND 19757

Dear Center Director:

This letter of authorization (LOA) authorizes Arugula Sciences LLC to reference and rely on Dr. Camillo Ricordi' s IND 19757 in support of Arugula Sciences LLC IND applications for Muscular Dystrophies, Eosinophilic Disorders, and Sarcoidosis.

The Food and Drug Administration (FDA) is authorized to refer to University of Miami Diabetes Research Institute's IND 19757 for the purpose of FDA's review of relevant contents including but not limited to clinical, nonclinical, and quality data.

This authorization extends to current and all subsequent filings of Arugula Sciences' filings, meetings, discussion, or Investigational new drug application for the UC MSCs related to Muscular Dystrophies, Eosinophilic Disorders, and Sarcoidosis.

I am authorized to provide this LOA on behalf of University of Miami Diabetes Research Institute, and my full name, title, address, email, and telephone number are set out below for verification. Please contact the undersigned with any questions regarding the information provided herein.

Thank you for your cordial consideration of this request. Sincerely,

Sincerely,

Camillo Ricordi, M.D., FNAI
Stacy Joy Goodman Professor of Surgery
Distinguished Professor of Medicine
Professor of Biomedical Engineering, Microbiology & Immunology
Director, Diabetes Research Institute and Cell Transplant Center
University of Miami
ricordi@miami.edu
Tel: 305.582.7151

CC : Amit Patel MD, 1100 Biscayne Blvd #6104, Miami, FL 33132

UNIVERSITY
OF MIAMI
LEONARD M.
MILLER SCHOOL OF
MEDICINE

At the end of the day the uber reality is that based on actions taken by Drs. Ricordi and Patel with the sanction of UM and Jadi Cell LLC, grave concerns regarding the proper documentation, process and control of living drugs based upon testimonies of the good doctors and the lack of documentation or written disclosures by UM and Jadi Cell LLC, TSOI hereby demands that all documentation regarding withdrawals of aliquots from Master Cell Bank One, there transportation, storage, processing for assay and use in administering them to any and all patients be immediately turned over so that we – as well as the FDA – be assured the drugs, and hence, the data, has not been tainted.

Sincerely,

Timothy G. Dixon, CEO

Cc: Thomas Ichim
Hugh D. Kelso III, Esq.

List of Exhibits

(99) Email from W. Michael Black, legal counsel for JadiCell LLC dated 12/01/2021.
(99.1) Patel Deposition Transcript
(99.12) Ricordi Deposition Transcript
(99.13) Convertible Note between TSOI and JadiCell LLC
(99.14) Declaration of Amit N. Patel
(99.15) Asset Transfer and License Agreement
(99.16) Letter from Camillo Ricordi to FDA
(99.17) Letter from Thomas Ichim to FDA
(99.18) Letter from FDA to TSOI
(99.19) News article dated May 7, 2020
(99.2) Restem.com article
(99.21) Paper co-authored by Camillo Ricordi and Keith March from Restem
(99.22) Paper co-authored by Camillo Ricordi titled: Umbilical cord mesenchymal stem cells for COVID-19 acute respiratory distress syndrome: A double-blind, phase 1/2a, randomized controlled trial:
(99.3) Article re Lancet article The Surgisphere Scandal: What Went Wrong?
https://www.ncbi.nlm.nih.gov/search/research-news/11590/